Exhibit 99.1

Central European Media Enterprises Ltd. Announces the Pricing of the Offering of EUR 170 million 9.0% Senior Secured Notes by its Czech Subsidiary CET 21 spol. s r.o.

Hamilton, Bermuda, October 15, 2010 – Central European Media Enterprises Ltd. (the “Company”) (NASDAQ and Prague Stock Exchange: CETV) today announced the pricing on October 14, 2010 of the offering by its wholly owned subsidiary CET 21 spol. s r.o. (“CET 21”) of fixed rate senior secured notes in the aggregate principal amount of EUR 170.0 million (approximately US$ 237.3 million). The notes will be sold to investors at a purchase price equal to 100% of the principal amount, pay interest semi-annually at a rate of 9.0% per year beginning May 1, 2011, and will mature on November 1, 2017.

The notes will be senior secured obligations of CET 21 and will be guaranteed by the Company and certain of its subsidiaries. The sale of the notes is expected to close on October 21, 2010.

CET 21 intends to apply (i) a portion of the net proceeds to fully repay its outstanding indebtedness under its CZK 2.8 billion facility agreement in the Czech Republic, which is expected to be approximately EUR 115 million (approximately US$ 160.5  million)  and (ii) approximately EUR 49 million (approximately US$ 68.4  million) of the net proceeds to repay certain intercompany indebtedness, which the Company intends to use to fund the redemption or repurchase of a portion of its long-term indebtedness.  The selection of which series of notes, the amounts to be repaid within a particular series, the timing of repayment and the particular method by which the Company will effect repayment has not yet been determined.

The notes have not been registered under the Securities Act and may not be offered or sold in the U.S. or to U.S. persons absent registration or an applicable exemption from registration requirements. In relation to the United Kingdom, the notes have not been and may not be offered or sold except in accordance with all applicable requirements of the Financial Services and Markets Act 2000 (“FSMA”) and regulations passed under FSMA, or pursuant to an applicable exemption.  In addition, the notes have not been and may not be offered in the United Kingdom or any other member state of the European Economic Area except in circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the EU Prospectus Directive (2003/71/EC).

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Contact:

Romana Wyllie Vice President of Corporate Communications Central European Media Enterprises Krizenenckeho nam. 1078/5 152 00 Praha 5 Czech Republic +420 242 465 525